EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into on Aug 14th , 2006 (the “Execution Date”), by and between PLY GEM INDUSTRIES, INC., a Delaware corporation (“Employer”) and GARY E. ROBINETTE (“Employee”). For purposes of this Agreement, the “Companies” shall mean, collectively, Employer and any affiliates of Employer with whom Employee is employed during the Term (as defined below).

WHEREAS, the Companies desire to employ Employee and to enter into an agreement embodying the terms of such employment and considers it essential to their best interests and the best interests of their stockholders to foster the employment of Employee by the Companies during the term of this Agreement;

WHEREAS, Employee desires to accept such employment with and participation in the ownership of the Companies and to enter into this Agreement;

WHEREAS, Employee is willing to accept employment on the terms hereinafter set forth in this Agreement;

WHEREAS, the parties desire that Employee commence his employment with the Companies as of a date (the “Effective Date”) not later than October 6, 2006, to be designated by Employee by advance written notice to the Companies of at least ten (10) days; and

WHEREAS, except as specifically provided herein, this Agreement shall become effective, and Employee’s employment with the Companies shall commence, as of the Effective Date.

NOW THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.  Employment. The Companies agree to employ Employee, and Employee accepts employment with the Companies pursuant to the terms and conditions set forth in this Agreement. Employee will devote his full business time, attention and best effort to the performance of his duties and responsibilities as an Employee of the Companies for the benefit of the Companies and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board of Directors of Employer (the “Board”). Without limiting the foregoing, Employee may continue to serve as a member of the Boards of Directors of the organizations listed on Exhibit A and may serve as a member of the Boards of Directors of such other organizations as approved by the Board at its discretion, so long as Employee’s service on such Boards does not conflict or interfere, either directly or indirectly, with the rendition of his services to the Companies. Employee shall serve as President and Chief Executive Officer of Employer and as a member of the Board and shall have such duties and responsibilities as are consistent with the duties and responsibilities of a President and Chief Executive Officer. Employee shall also serve as President and Chief Executive Officer and/or a member of the Board of Directors of any of the other Companies as the Board may determine from time to time.

2.  Term and Termination.

(a)  Subject to Section 2(b) below, the term of this Agreement will commence as of the Effective Date and continue until the second anniversary of the Effective Date; provided, however, that, commencing with such second anniversary date and on each anniversary of such date thereafter (each an “Extension Date”), this Agreement will automatically renew for an additional one (1) year term, unless the Companies or Employee provides the other party hereto 60 days’ prior written notice before the Extension Date that the term shall not be extended. The initial two-year term of this Agreement (the “Initial Term”) and any renewal thereof shall be referred to herein as the Term.

(b)  This Agreement and Employee’s employment hereunder may be terminated by the Companies with or without “Cause” or by Employee whether or not following a “Material Adverse Change” (as such terms are defined below). In the case of a termination by the Companies without Cause or by Employee whether or not following a Material Adverse Change, such termination shall be effective upon 60 days’ advance written notice to the other party. During the Term, if Employee’s employment is terminated by the Companies without Cause or by Employee following a Material Adverse Change, subject to Employee’s execution of a release of all claims against the Companies in a form provided by the Companies, which shall be substantially in the form attached hereto as Exhibit B, and to his continued compliance with the provisions of Sections 4, 5, 6 and 7 of this Agreement, Employee shall be entitled to receive (i) continued payment of the “Salary” (as defined below) for two years following the date of such termination (such two-year period, the “Severance Period”), payable in accordance with the normal payroll practices of the Companies, (ii) continuation of medical and dental benefits at the cost of the Companies, pursuant to the same benefit plans as in effect for active employees of the Companies, until the earlier to occur of the end of the Severance Period and the date on which Employee becomes eligible to receive comparable health benefits from any subsequent employer; provided, that if continuation of such benefits would be inconsistent with the terms of such benefit plans, the Companies will reimburse Employee for amounts incurred in maintaining substantially similar coverage under an individual policy in an amount not to exceed $20,000 per year and (iii) payment of the “Bonus” (as defined below) in respect of the fiscal year of termination (the “Year One Bonus”), the Bonus for the fiscal year following the year of termination (the “Year Two Bonus”) and a pro-rated portion of the Bonus for the fiscal year ending two years after the year of termination (the “Pro-Rated Year Three Bonus”), in each case, based on actual achievement for the full year of termination. The Year One Bonus will be an amount equal to the Bonus that Employee would have received with respect to the fiscal year of termination had his employment continued through the end of such year, and will be paid when the Bonus for such year would otherwise have been paid to Employee had his employment continued through the end of such year. The Year Two Bonus will be an amount equal to the Year One Bonus, and will be paid when the Bonus for the fiscal year following the year of termination would otherwise have been paid to Employee had his employment continued through the end of such year. The Pro-Rated Year Three Bonus will be an amount equal to (x) the Year One Bonus multiplied by (y) a fraction, the denominator of which is 365 and the numerator of which is the number of days that Employee was employed by the Companies in the year of termination, and will be paid when the Bonus for the fiscal year ending two years after the year of termination would otherwise have been paid to Employee had his employment continued through the end of such year. The severance payments and benefits described in (i) through (iii) of this paragraph shall be referred to herein, collectively, as the “Severance”. Employee shall have no further rights to any compensation or any other benefits under this Agreement or under any severance policy or program of the Companies. In the event that either party elects not to extend the Term pursuant to Section 2(a) above, unless Employee’s employment is earlier terminated pursuant to this Section 2(b), Employee’s termination of employment hereunder (whether or not Employee continues as an employee of the Companies thereafter) shall be deemed to occur upon expiration of the Term, and Employee shall not be entitled to the payments described in this Section 2(b). Employee may terminate his employment with the Companies for any reason; provided, that Employee will be required to give the Companies at least 60 days’ advanced notice of such resignation. If Employee’s employment by the Companies continues beyond the end of the Term without extension pursuant to Section 2(a) above, Employee shall be an employee at will and upon termination from such employment at will, he will be entitled to severance only under the Companies’ plan or policy applicable to similarly situated senior executives.

(c)  For purposes of the Agreement, “Cause” shall mean the following actions of Employee: (i) Employee’s willful and continued failure to perform substantially his material duties (other than any such failures resulting from, or contributed to by, incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to him by the Board, which notice specifically identifies the manner in which he has not substantially performed his material duties, and his neglect to cure such failure within 30 days; (ii) Employee’s willful failure to follow the lawful direction of the Board; (iii) Employee’s material act of dishonesty or breach of trust in connection with the performance of his duties to the Companies; (iv) Employee’s conviction of, or plea of guilty or no contest to, (x) any felony or (y) any misdemeanor having as its predicate element fraud, dishonesty or misappropriation; or (v) a civil judgment in which any of the Companies is awarded damages from Employee in respect of a claim of loss of funds through fraud or misappropriation by Employee, any of which has become final and is not subject to further appeal.

(d)  For purposes of this Agreement, “Material Adverse Change” shall mean any of the following, without Employee’s express written consent: (i) assignment to Employee of any duties that are inconsistent with his position, duties and responsibilities and status with the Companies as President and Chief Executive Officer; (ii) reduction of the Salary or “Target Bonus” (as defined below); or (iii) any action by the Companies that would reduce or deprive Employee of any material employee benefit enjoyed by Employee, except where such change is applicable to all employees participating in such benefit plan; provided, that a Material Adverse Change shall cease to exist for an event on the 60th day following the later of its occurrence or Employee’s actual knowledge thereof, unless Employee has given the Companies written notice thereof prior to such date.

(e)  If the payment of the Severance pursuant to this Section 2 causes Employee to become subject to the golden parachute excise tax rules of Internal Revenue Code Section 4999, then the Companies will pay Employee a gross-up amount calculated so that after all taxes are paid on the gross-up, Employee will have sufficient funds remaining to pay the Section 4999 tax imposed on the Severance. This gross-up will be calculated and administered by the Companies under procedures developed by them with their auditors, and Employee agrees to cooperate as reasonably requested by the Companies (including, without limitation, by claiming any available tax refunds) with a view to achieving the purpose of this Section 2(e), which is to keep Employee whole with respect to the Severance (that is, as if the parachute tax had not applied to the Severance) rather than to confer any additional compensatory benefit.

3.  Salary and Benefits.

(a)  Salary. During the Term, Employee shall be entitled to an annual base salary, payable in accordance with the normal payroll practices of the Companies (the “Salary”). The Salary shall be paid at the annual rate of $530,000 with respect to the period commencing on the Effective Date and ending on the last day of fiscal year 2006. With respect to any fiscal year during the Term following 2006, the Salary shall be determined by the Compensation Committee of the Board (the “Compensation Committee”), and shall in no event be paid at an annual rate less than $530,000 per fiscal year.

(b)  Benefits. During the Term, Employee will have the right to participate in and receive benefits under the Companies’ employee benefit plans (other than any severance plan) at the same level as other senior executives of the Companies, subject to compliance with each plan’s requirements for participation, including 401K, medical insurance, life insurance, disability insurance, expense reimbursement, car allowance and holidays. The benefits identified herein are not intended to be exclusive, but are not intended to include any severance plan.

(c)  Vacation. During the Term, Employee shall be entitled to approximately four weeks of paid vacation each fiscal year, with the exact amount of such vacation determined at Employee’s reasonable discretion.

(d)  Temporary Living and Relocation Expenses. During the period of time commencing on the Effective Date and ending on the date that Employee relocates his principal residence from Raleigh, North Carolina to Employer’s headquarters in Kearney, Missouri or a subsequent headquarters of Employer (the “Headquarters”), the Companies will reimburse Employee for reasonable expenses incurred in connection with (i) locating and maintaining temporary housing and an automobile in the Headquarters area and (ii) air travel between Raleigh and the Headquarters. In addition, if Employee relocates his principal residence from Raleigh to the Headquarters area, the Companies will reimburse him for reasonable moving expenses incurred in connection with such relocation.

(e)  Bonus. With respect to each fiscal year during the Term, commencing with the 2006 fiscal year, Employee will be entitled to receive a bonus (the “Bonus”) upon the achievement of the “Executive Compensation Goals”, which shall be set by the Compensation Committee. The target Bonus (the “Target Bonus”) with respect to any fiscal year during the Term will be an amount equal to 100% of the Salary; provided, that for fiscal year 2006, Employee will be guaranteed a minimum Bonus equal to the Target Bonus multiplied by a fraction, the denominator of which is 365 and the numerator of which is the number of days that Employee was employed by the Companies in such fiscal year. The Bonus shall be paid as soon as reasonably practicable following the end of the fiscal year to which such Bonus relates, but in no event later than the date that is 2 ½ months after the end of such fiscal year.

(f)  Equity.

(i)  Incentive Stock. Employee will have the right to purchase 110,000 shares of common stock of Ply Gem Prime Holdings, Inc. (the “Incentive Stock”) at the fair market value price of $10 per share.

(ii)  Strip Equity. Employee will also have the right to purchase shares of preferred stock and additional shares of common stock of Ply Gem Prime Holdings, Inc. (the “Strip Equity”) on the same terms and conditions pursuant to which Caxton-Iseman Capital, Inc. acquired its Strip Equity.

(iii)  Stockholders’ and Subscription Agreements. As a condition precedent to the purchase and receipt of the Incentive Stock and/or the Strip Equity, Employee agrees to execute and be bound by the Ply Gem Prime Holdings, Inc. Stockholders’ Agreement, dated as of February 24, 2006 (the “Stockholders’ Agreement”), substantially in the form attached hereto as Exhibit C, and to enter into a Subscription Agreement with Ply Gem Prime Holdings, Inc., substantially in the form attached hereto as Exhibit D.

(g)  D&O Insurance. The Companies shall at all times during Employee’s employment maintain directors’ and officers’ liability insurance coverage for the benefit of Employee and his estate in an amount of at least Three Million Dollars $(3,000,000.00).

4.  Developments. All discoveries, inventions, ideas, technology, formulas, designs, software, programs, algorithms, products, systems, applications, processes, procedures, methods and improvements and enhancements conceived, developed or otherwise made or created or produced by Employee, alone or with others, and in any way relating to the business or any proposed business of the Companies of which Employee has been made aware, or the products or services of the Companies of which Employee has been made aware, whether or not subject to patent, copyright or other protection and whether or not reduced to tangible form, at any time during Employee’s employment with the Companies (“Developments”), shall be the sole and exclusive property of the Companies. Employee agrees to, and hereby does, assign to the Companies, without any further consideration, all of Employee’s right, title and interest throughout the world in and to all Developments. Employee agrees that all such Developments that are copyrightable may constitute works made for hire under the copyright laws of the United States and, as such, acknowledges that the Companies are the authors of such Developments and own all of the rights comprised in the copyright of such Developments, and Employee hereby assigns to the Companies, without any further consideration, all of the rights comprised in the copyright and other proprietary rights Employee may have in any such Development to the extent that it might not be considered a work made for hire. Employee shall make and maintain adequate and current written records of all Developments and shall disclose all Developments promptly, fully and in writing to the Companies promptly after development of the same, and at any time upon request.

5.  Confidentiality/ Property of the Companies. Employee shall not, without the prior written consent of the Companies, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity, any “Confidential Information” (as defined below) except while employed by the Companies, in furtherance of the business of and for the benefit of the Companies, or any “Personal Information” (as defined below); provided, that Employee may disclose such information when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of any of the Companies or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Employee to divulge, disclose or make accessible such information; provided, further, that in the event that Employee is ordered by a court or other government agency to disclose any Confidential Information or Personal Information, Employee shall (i) promptly notify the Companies of such order, (ii) at the written request of the Companies, diligently contest such order at the sole expense of the Companies as expenses occur, and (iii) at the written request of the Companies, seek to obtain, at the sole expense of the Companies, such confidential treatment as may be available under applicable laws for any information disclosed under such order. For purposes of this Section 5, (i) “Confidential Information” shall mean non public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non public, proprietary and confidential information relating to the business of the Companies or their customers, that, in any case, is not otherwise available to the public (other than by Employee’s breach of the terms hereof) and (ii) “Personal Information” shall mean any information concerning the personal, social or business activities of the shareholders, officers or directors of the Companies. Upon termination of Employee’s employment with the Companies, Employee shall return all property of the Companies, including, without limitation, files, records, disks and any media containing Confidential Information or Personal Information.

6.  Non-Competition/Non-Solicitation. Employee acknowledges and recognizes the highly competitive nature of the businesses of the Companies and accordingly agrees as follows:

(i)  During the two-year period commencing on the date of Employee’s termination of employment (the “Restricted Period”), or such longer period as described in the last sentence of Section 9 of this Agreement, Employee will not, directly or indirectly, (w) engage in any “Competitive Business” (as defined below) for Employee’s own account, (x) enter the employ of, or render any services to, any person engaged in any Competitive Business, (y) acquire a financial interest in, or otherwise become actively involved with, any person engaged in any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (z) interfere with business relationships between the Companies and customers or suppliers of, or consultants to, the Companies.

(ii)  For purposes of this Section 6, a “Competitive Business” means as of any date, including during the Restricted Period, any person or entity (including any joint venture, partnership, firm, corporation or limited liability company) that engages in or proposes to engage in the following activities in any geographical area in which Employee works: (x) the manufacture and sale of windows; vinyl and composite siding, fencing, decking and railing; and entry and patio doors and (y) any new product lines and businesses entered into by the Companies during the Term.

(iii)  Notwithstanding anything to the contrary in this Agreement, Employee may, directly or indirectly, own, solely as an investment, securities of any person engaged in the business of the Companies which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Employee (A) is not a controlling person of, or a member of a group which controls, such person and (B) does not, directly or indirectly, own one percent (1%) or more of any class of securities of such person.

(iv)  During the Restricted Period, Employee will not, directly or indirectly, without the Companies’ written consent, solicit or encourage to cease to work with the Companies any employee or any consultant of the Companies or any person who was an employee of or consultant then under contract with the Companies within the six-month period preceding such activity. In addition, during the Restricted Period, Employee will not, without the Companies’ written consent, directly or indirectly hire any person who is or who was, within the six-month period preceding such activity, an employee of any of the Companies.

(v)  Employee understands that the provisions of this Section 6 may limit Employee’s ability to earn a livelihood in a business similar to the business of the Companies, but Employee nevertheless agrees and hereby acknowledges that (A) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Companies, (B) such provisions contain reasonable limitations as to time and scope of activity to be restrained, (C) such provisions are not harmful to the general public and (D) such provisions are not unduly burdensome to Employee. In consideration of the foregoing and in light of Employee’s education, skills and abilities, Employee agrees that he shall not assert that, and it should not be considered that, any provisions of Section 6 otherwise are void, voidable or unenforceable or should be voided or held unenforceable.

(vi)  It is expressly understood and agreed that, although Employee and the Companies consider the restrictions contained in this Section 6 to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Section 6 or elsewhere in this Agreement is an unenforceable restriction against Employee, the provisions of the Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(vii)  Employee shall be required to comply with the requirements of this Section 6 during the Restricted Period only for so long as the Companies provide him with the Severance.

(viii)  The provisions of this Section 6 shall not limit, or be limited by, the Stockholders’ Agreement, including the non-competition and non-solicitation provisions thereof.

7.  Nondisparagement. At any time following termination of this Agreement and Employee’s employment hereunder, (i) Employee agrees not to issue, circulate, publish or utter any false or disparaging statements, remarks or rumors about the Companies or the shareholders, officers, directors or managers of the Companies and (ii) the Companies agree to instruct their executives, and the members of their respective Boards of Directors, not to issue, circulate, publish or utter any false or disparaging statements, remarks or rumors about Employee, in each case, other than to the extent reasonably necessary in order to (x) assert a bona fide claim against Employee or the Companies, as applicable, arising out of Employee’s employment with the Companies or (y) respond in a truthful and appropriate manner to any legal process or give truthful and appropriate testimony in a legal or regulatory proceeding.

8.  Policies of the Companies. Employee agrees to abide by the terms of any employment policies or codes of conduct of the Companies that apply to Employee after termination of employment.

9.  Enforcement. Employee acknowledges and agrees that the Companies’ remedies at law for a breach or threatened breach of any of the provisions of Sections 4, 5, 6 and 7 of this Agreement would be inadequate, and, in recognition of this fact, Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Companies shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. In addition, the Companies shall, (a) upon the Board’s determination that Employee has violated any provision of Section 4, 5, 6 or 7, be entitled to immediately cease paying any amounts remaining due or providing any benefits to Employee pursuant to Section 2 and (b) upon a final, non-appealable judicial determination made by a court of competent jurisdiction that Employee has violated any provision of Section 4, 5, 6 or 7 and subject to applicable state law, to reclaim any amounts already paid under Section 2. If Employee breaches any of the covenants contained in Section 4, 5, 6 or 7 of this Agreement, and the Companies obtain injunctive relief with respect thereto, the period during which Employee is required to comply with that particular covenant shall be extended by the same period that Employee was in breach of such covenant prior to the effective date of such injunctive relief.

10.  Assignment and Survival. This Agreement, and all of Employee’s rights and duties hereunder, shall not be assignable or delegable by Employee. This Agreement may be assigned by the Companies to any of their affiliates, provided that the Companies will remain jointly and severally liable for all obligations hereunder. The obligations under Sections 2(b), 4, 5, 6, 7, 8, 9 and 10 of this Agreement will survive termination of this Agreement in accordance with their terms.

11.  Severability. If any provision of this Agreement is held to be invalid or unenforceable, the remainder of the provision and any other provisions of this Agreement will remain in full force and effect.

12.  Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED WITHIN THAT STATE, WITHOUT REGARD TO ITS CONFLICT OF LAWS PROVISIONS OR THE CONFLICT OF LAWS PROVISIONS OF ANY OTHER JURISDICTION WHICH WOULD CAUSE THE APPLICATION OF ANY LAW OTHER THAN THAT OF THE STATE OF DELAWARE.

Each party to this Agreement irrevocably agrees for the exclusive benefit of the other that any and all suits, actions or proceedings relating to Section 4, 5, 6, 7 or 8 of this Agreement (collectively, “Proceedings” and, individually, a “Proceeding”) shall be maintained in either the courts of the State of Delaware or the federal District Courts sitting in Wilmington, Delaware (collectively, the “Chosen Courts”) and that the Chosen Courts shall have exclusive jurisdiction to hear and determine or settle any such Proceeding and that any such Proceedings shall only be brought in the Chosen Courts. Each party irrevocably waives any objection that it may have now or hereafter to the laying of the venue of any Proceedings in the Chosen Courts and any claim that any Proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any Proceeding brought in the Chosen Courts shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction.

Each of the parties hereto agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance on Section 2708 of Title 6 of the Delaware Code. Each of the parties hereto irrevocably and unconditionally agrees that (i) service of process may be made on such party by pre-paid certified mail with a validated proof of mailing receipt constituting evidence of valid service sent to such party at the address set forth in this Agreement, as such address may be changed from time to time pursuant hereto, and (ii) service made pursuant to clause (i) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware.

13.  Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which taken together will constitute but one and the same instrument.

14.  Notice. Any notice intended to be given hereunder will be sufficiently given if sent by national overnight carrier, shipping charges prepaid, addressed to the party at the address listed below or any subsequent address of which the parties have been given written notice. Any such notice will be effective within three (3) days of being deposited with the national overnight carrier.

If to the Companies:

Ply Gem Industries, Inc.
600 West Major Street
Kearney, Missouri 64060
Attention: _______________

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: Carl Reisner, Esq.

If to Employee:

2701 Glenwood Garden Lane, Unit 208
Raleigh, North Carolina 27608

15.  Entire Agreement/Amendment. This Agreement contains the entire agreement between the parties and supersedes all prior agreements and understandings (including verbal agreements) between Employee and the Companies regarding the terms and conditions of Employee’s employment with the Companies. This Agreement may not be amended or modified except in writing, signed by both parties and will be binding upon the parties, their heirs, successors, legal representatives and assigns.

16.  Withholding Taxes. The Companies may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

17.  No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

18.  Successor; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

19.  Employee Representation. Employee hereby represents to the Companies that the execution and delivery of this Agreement by Employee and the Companies and/or the performance by Employee of Employee’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Employee is a party or otherwise bound, and such execution, delivery and/or performance shall not result in any breach or violation of, or a material default under, any law, order, judgment, decree, rule or regulation applicable to him, or subject the Companies to any liability in respect thereof.

20.  No Third Party Beneficiaries. Subject to Section 10 of this Agreement, nothing herein shall confer upon any person not a party to this Agreement any rights or remedies of any nature or kind whatsoever, directly or indirectly, under or by reason of the Agreement.

21.  Expenses. The Companies agree to reimburse Employee for actual and reasonable legal expenses incurred in relation to the negotiation and execution of this Agreement, his employment and the other transactions contemplated hereby in an amount up to $10,000.

22.  Initial Effectiveness. This Section 22 and the following provisions of this Agreement shall be effective as of the Execution Date: all Recitals to this Agreement; Section 3(f) (generally relating to Employee’s opportunity to purchase equity in Ply Gem Prime Holdings, Inc.); Section 19 (generally, Employee’s representation regarding the right to enter into and perform in all respects this Agreement); and Sections 12 through 18 (generally relating to choice of law and various other matters). All other provisions of this Agreement shall become effective as of the Effective Date.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GARY E. ROBINETTE

Name:
Date:

PLY GEM INDUSTRIES, INC.

By:
Title:
Date:

Doc #:NY7:198344.18

EXHIBIT A

[List of company boards on which Employee serves.]

EXHIBIT B

RELEASE OF CLAIMS

I.  Release.

In consideration for the payments and benefits received by Employee (as defined below) pursuant to that certain employment agreement dated _______ __, 2006 (the “Employment Agreement”), by and between Ply Gem Industries, Inc., a Delaware corporation (“Employer”) and Gary E. Robinette (“Employee”), to which Employee agrees Employee is not otherwise entitled, Employee, for and on behalf of himself and his heirs and assigns, subject to the following sentence hereof, hereby waives and releases any common law, statutory or other complaints, claims, charges or causes of action arising out of or relating to Employee’s employment or termination of employment with, his serving in any capacity in respect of, or his status as a shareholder of, Employer and its affiliates (collectively, the “Companies”), both known and unknown, in law or in equity, which Employee ever had, now has or may have against the Companies and their shareholders and any of their respective subsidiaries, affiliates, predecessors, successors, assigns and any of their respective directors, officers, partners, members, employees or agents (collectively, the “Releasees”) by reason of facts or omissions which have occurred on or prior to the date that Employee signs this Agreement, including, without limitation, any complaint, charge or cause of action arising under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, all as amended; and all other federal, state and local laws and regulations. By signing this release, Employee acknowledges that he intends to waive and release any rights known or unknown he may have against the Releasees under these and any other laws; provided, that Employee does not waive or release claims with respect to the right to enforce the release, his right to receive severance payments on the terms set forth in the Employment Agreement, his rights under Sections 3(e) and 7 of the Employment Agreement, his rights under the Ply Gem Prime Holdings, Inc. Stockholders’ Agreement between Employee and Ply Gem Prime Holdings, Inc., a Delaware corporation, dated as of February 24, 2006, or his right to indemnification as an officer of the Companies as provided in the Companies’ by-laws and other constituent documents, as the same shall exist from time to time.

II.  Proceedings.

Employee acknowledges that he has not filed any complaint, charge, claim or proceeding, against any of the Releasees before any local, state or federal agency, court or other body (each individually a “Proceeding”). Employee represents that he is not aware of any basis on which such a Proceeding could reasonably be instituted. Employee (i) acknowledges that he will not initiate or cause to be initiated on his behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law; and (ii) waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Further, Employee understands that by signing the release, he will be limiting the availability of certain remedies that he may have against the Companies and limiting also his ability to pursue certain claims against the Releasees. Notwithstanding the above, nothing in Section I of this release shall prevent Employee from (i) initiating or causing to be initiated on his behalf any complaint, charge, claim or proceeding against the Companies before any local, state or federal agency, court or other body challenging the validity of the waiver of his claims under ADEA contained in Section I of the Agreement (but no other portion of such waiver); or (ii) initiating or participating in an investigation or proceeding conducted by the EEOC.

III.  Time to Consider.

Employee acknowledges that he has been advised that he has twenty-one (21) days from the date of receipt of this release to consider all the provisions of the release, and he does hereby knowingly and voluntarily waive said given twenty-one (21) day period. EMPLOYEE FURTHER ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT CAREFULLY, HAS BEEN ADVISED BY THE COMPANIES TO, AND HAS IN FACT, CONSULTED AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW HE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION I OF THIS AGREEMENT AND THE OTHER PROVISIONS HEREOF. EMPLOYEE ACKNOWLEDGES THAT HE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THE AGREEMENT, AND EMPLOYEE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

IV.  Revocation.

Employee hereby acknowledges and understands that Employee shall have seven (7) days from the date of his execution of this release to revoke the releases contained herein (including, without limitation, any and all claims arising under ADEA) and that neither the Companies nor any other person is obligated to provide any benefits to Employee pursuant to the Employment Agreement until eight (8) days have passed since Employee’s signing of this release without Employee’s signature having been revoked. If Employee revokes the releases set forth in this release, Employee will be deemed not to have accepted the terms of the release, the release shall be void and no action will be required of the Companies under any section of the release.

V.  Non-Admission.

Nothing contained in this release shall be deemed or construed as an admission of wrongdoing or liability on the part of the Companies or Employee.

Date:___________

__________________________
Gary E. Robinette

EXHIBIT C

[Stockholders’ Agreement]

EXHIBIT D

[Subscription Agreement]